Exhibit 10.1

AMENDMENT

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment to the Investment Management Trust Agreement (this “Amendment Agreement”) is entered into effective as of May 26, 2023 (the “Effective Date”) by and between Clean Earth Acquisitions Corp., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York limited liability trust company (the “Trustee”).

WHEREAS, the parties hereto are parties to that certain Investment Management Trust Agreement made effective as of February 23, 2022 (the “Trust Agreement”);

WHEREAS, the Board of Directors of the Company has approved and declared the advisability of certain amendments to the Charter with respect to the extension of the time within which the Company must complete an initial Business Combination, which amendments have been submitted to the stockholders of the Company for their consideration and vote, together with this Amendment Agreement, at a special meeting of the stockholders of the Company held on or about the Effective Date (the “Special Meeting”);

WHEREAS, Section 6(c) of the Trust Agreement provides that the Trust Agreement may only be changed, amended or modified by a writing signed by each of the parties to the Trust Agreement, with the exception that Sections 1(i), 1(j) and 1(k) of the Trust Agreement may not be modified without the affirmative vote of a majority of the then outstanding Common Stock and Class B common stock, par value $0.0001 per share, of the Company, voting together as a single class (such affirmative vote, the “Stockholder Approval”);

WHEREAS, the Trustee has received confirmation of Stockholder Approval with respect to this Amendment Agreement in the form of a certified report of the inspector of election in connection with the Special Meeting; and

WHEREAS, each of the Company and the Trustee desires to amend the Trust Agreement as provided in this Amendment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. Capitalized terms contained in this Amendment Agreement, but not specifically defined in this Amendment Agreement, shall have the meanings ascribed to such terms in the Trust Agreement.

2.	Amendment to the Trust Agreement. Effective as of the Effective Date, Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Commence liquidation of the Trust Account only (x) after and promptly after receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) 15 months after the closing of the Offering (or up to 21 months after the closing of the Offering if extended in full as described in the Company’s amended and restated certificate of incorporation) and (2) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, as it may be further amended or restated from time to time, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), shall be distributed to the Public Stockholders of record as of such date;”

3.	No Further Amendment. The parties hereto agree that except as provided in this Amendment Agreement, the Trust Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment Agreement forms an integral and inseparable part of the Trust Agreement.

4.	References. All references to the “Trust Agreement” (including, but not limited to, “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Trust Agreement shall refer to the Trust Agreement as amended by this Amendment Agreement. Notwithstanding the foregoing, references to the date of the Trust Agreement (as amended hereby) and references in the Trust Agreement to “the date hereof,” “the date of this Trust Agreement” and terms of similar import shall in all instances continue to refer to February 23, 2022.

5.	Governing Law; Jurisdiction. This Amendment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes under this Amendment Agreement. AS TO ANY CLAIM, CROSS-CLAIM OR COUNTERCLAIM IN ANY WAY RELATING TO THIS AMENDMENT AGREEMENT, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

6.	Counterparts. This Amendment Agreement may be executed in several original or electronic transmission or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

[Signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized representatives effective as of the Effective Date.

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:	Michael Legregin
Title:	Senior Vice President, Corporate Actions Relationship Management & Operations

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized representatives effective as of the Effective Date.

Clean Earth Acquisitions Corp.

By:	/s/ Aaron T. Ratner
Name:	Aaron T. Ratner
Title:	Chief Executive Officer